EXHIBIT 99.1

AAM Names Aleksandra A. Miziolek to Board of Directors

DETROIT, March 20, 2024 - American Axle & Manufacturing (NYSE: AXL) has named Aleksandra A. Miziolek to its Board of Directors. Aleksandra is the Retired Chief Transformational Officer, Cooper-Standard Holdings, Inc.

“Aleks brings significant industry and executive experience to the AAM board, with a valuable perspective on international and strategic matters,” said David C. Dauch, Chairman and CEO, AAM. “We welcome Aleks to AAM and look forward to working with her as we continue to leverage our strong core business while selectively building a product portfolio to drive the future pivot to electrification.”

Miziolek is an experienced public company director and most recently served as the Senior Vice President, Chief Transformation Officer for Cooper-Standard Holdings, Inc. until she retired in 2019. While at Cooper-Standard, she also served in various roles such as General Counsel, Corporate Secretary and Chief Compliance Officer. Since 2021, she has been both an Operator Advisor for Assembly Ventures and an Advisor for OurOffice, Inc. Prior to joining Cooper-Standard, Miziolek was a Member, Director of the Automotive Industry Group for Dykema Gossett PLLC.

Full director bios are available at aam.com.

About AAM:
As a leading global Tier 1 Automotive and Mobility Supplier, AAM designs, engineers and manufactures Driveline and Metal Forming technologies to support electric, hybrid and internal combustion vehicles. Headquartered in Detroit with over 80 facilities in 18 countries, AAM is bringing the future faster for a safer and more sustainable tomorrow.

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For more information:

Investor Contact David H. Lim Head of Investor Relations (313) 758-2006 david.lim@aam.com	Media Contact Christopher M. Son Vice President, Marketing & Communications (313) 758-4814 chris.son@aam.com